                                                                    Exhibit 99.1


(GP STRATEGIES LOGO)


FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg
Chief Executive Officer
(410)379-3640

                   GP STRATEGIES REPORTS FIRST QUARTER RESULTS

QUARTER HIGHLIGHTS:

      - Quarterly Operating Income for General Physics core business up 97% versus prior year period

      - Quarterly Revenue for General Physics core business up 24% versus prior year period

NEW YORK, MAY 10, 2005 - GP STRATEGIES CORPORATION (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and simulation services, today announced results for the first quarter ended March 31, 2005.

GP Strategies' operations consist of General Physics Corporation ("General Physics"), a wholly-owned subsidiary and GSE Systems, Inc. ("GSE"), a majority-owned subsidiary. As previously announced, GP Strategies completed the spin-off of National Patent Development Corporation ("NPDC") on November 24, 2004. Subsequent to the spin-off, GP Strategies ceased to have any ownership interest in NPDC, and the operations of NPDC, which include Five Star Products, Inc and MXL Industries, Inc., have been reclassified to discontinued operations for the quarter ended March 31, 2004.

In the first quarter of 2005, revenue at GP Strategies increased by $7.2 million to $49.9 million, as compared to revenue of $42.7 million in the first quarter of 2004. This increase is primarily attributable to higher revenue at General Physics, partially offset by a decline in revenue at GSE Systems.

In the first quarter of 2005, General Physics' revenue increased by $8.4 million or 24% to $43.7 million, as compared to revenue of $35.3 million in the first quarter of 2004. General Physics' revenue for the fourth quarter ended December 31, 2004 was approximately $42.8 million excluding approximately $3.0 million of revenue generated from disaster relief services in the aftermath of the Florida hurricanes.

For the quarter ended March 31, 2005, income from continuing operations was $0.5 million as compared to breakeven for the quarter ended March 31, 2004. The improvement was primarily due to increased profitability at General Physics and reduced corporate expenses offset by losses incurred at GSE Systems. Diluted income from continuing operations per common share was $0.02 for the quarter ended March 31, 2005 as compared to ($0.00) for the quarter ended March 31, 2004. Operating profit before the loss of GSE Systems increased from approximately $0.6 million to approximately $2.2 million or an increase of $1.6 million.

"We continue to deliver solid performance in General Physics," said Scott N. Greenberg, CEO of GP Strategies. "Our first quarter results show progress in adding and expanding customer relationships while maintaining a clear focus on our core business."
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Page No. 2


The Company is actively considering alternatives with respect to its investment in GSE Systems.

The Company has scheduled an investor conference call for 10:00 a.m. ET on May 10, 2005. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-412-9257. A telephone replay of the call will also be available beginning at 1:00 p.m. on May 10, until 11:59 p.m. on May 17. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 6169456.

ABOUT GP STRATEGIES CORPORATION

GP Strategies, whose operating subsidiaries are General Physics, and GSE, is a NYSE listed company (GPX). General Physics and GSE are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, our inability to generate funds by selling any assets that were included in the recently completed NPDC spin-off, the ability of GSE to secure additional financing, our holding company structure, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, our ability to implement procedures that will reduce the likelihood that material weaknesses in our internal controls will occur in the future, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                  TABLES FOLLOW
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Page No. 3


The following table summarizes the revenue of GP Strategies Corporation, by reporting segment, and the consolidated results of their operations for the quarters ended March 31, 2005 and 2004. As previously announced, GP Strategies Corporation ("the Company" or "GP Strategies") completed the spin-off of National Patent Development Corporation ("NPDC") on November 24, 2004. Subsequent to the spin - off, the Company's operations consist of General Physics Corporation ("General Physics") and GSE Systems, Inc. ("GSE") a majority-owned subsidiary and the Company ceased to have ownership interest in NPDC. The operations of NPDC, which included Five Star Products, Inc and MXL Industries, Inc., have been reclassified to discontinued operations for the quarter ended March 31, 2004.

(Unaudited - in thousands):                                 Quarters ended
                                                              March 31,
                                                      -------------------------
                                                         2005            2004
                                                      ---------       ---------
REVENUE:
General Physics                                       $ 43,727        $ 35,309
GSE                                                      6,126           7,411
                                                      --------        --------
                                                      $ 49,853        $ 42,720
                                                      ========        ========
OPERATING PROFIT:
General Physics                                       $  2,976        $  1,507
Public Company and other general expenses                 (414)         (1,035)
Litigation expense                                        (200)             --
Deferred compensation plan                                (191)            167
                                                      --------        --------
Operating profit before GSE                              2,171             639
GSE                                                     (1,043)            172
                                                      --------        --------
Total Operating Profit                                   1,128             811
                                                      ========        ========
Interest expense                                          (380)           (633)
Other income                                               194             138
                                                      --------        --------
  Income from continuing operations
     before income taxes and minority interest             942             316
Income tax expense(1)                                     (851)           (273)
                                                      --------        --------
  Income before minority interest                           91              43
Minority interest                                          377             (27)
                                                      --------        --------
  Income from continuing operations                        468              16
Income from discontinued operations,
   net of income tax expense                                --             115
                                                      --------        --------
  Net income                                          $    468        $    131
                                                      ========        ========
Per common share data:
Basic
  Income from continuing operations                   $    .03        $    .00
  Income from discontinued operations                       --             .01
  Net income                                          $    .03        $    .01
Diluted
  Income from continuing operations                   $    .02        $    .00
  Income from discontinued operations                       --             .01
  Net income                                          $    .02        $    .01

-------------------
(1) GSE is not consolidated for federal tax purposes, so the Company derives no tax benefit from their first quarter 2005 loss.
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Page No. 4


The following table summarizes the condensed consolidated balance sheet data of GP Strategies Corporation, as of March 31, 2005 and December 31, 2004.

(Unaudited - in thousands):

                                                                                   MARCH 31,   December 31
                                                                                     2005         2004
                                                                                   ---------   -----------
Current assets:
   Cash and cash equivalents                                                       $  5,489     $  2,417
   Cash held in escrow from arbitration                                                  --       13,798
   Accounts and other receivables                                                    25,846       31,114
   Costs and estimated earnings in excess of billings on uncompleted contracts       19,023       16,834
   Prepaid expenses and other current assets                                          7,276        5,828
                                                                                   --------     --------
      Total current assets                                                           57,634       69,991
Property, plant and equipment, net                                                    2,744        2,673
Goodwill and other intangibles                                                       63,286       63,404
Other assets                                                                         19,758       19,967
                                                                                   --------     --------
      Total assets                                                                 $143,422     $156,035
                                                                                   ========     ========
Current liabilities:
   Current maturities of long-term debt                                            $     94     $    100
   Short-term borrowings                                                                700        6,068
   Accounts payable and accrued expenses                                             26,178       33,219
   Billings in excess of costs and estimated earnings on uncompleted contracts        8,754       10,003
                                                                                   --------     --------
      Total current liabilities                                                      35,726       49,390
Long-term debt less current maturities                                               11,029       10,951
Other non-current liabilities                                                         1,727        1,739
                                                                                   --------     --------
      Total liabilities                                                              48,482       62,080
Minority interest                                                                     1,958        2,335
Total stockholders equity                                                            92,982       91,620
                                                                                   --------     --------
      Total liabilities and stockholders' equity                                   $143,422     $156,035
                                                                                   ========     ========

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